Exhibit 10.91

BECKMAN COULTER, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective as of January 1, 2008)

WHEREAS, Beckman Coulter, Inc. (the “Company”), originally established a deferred compensation plan to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and bonuses effective as of January 1, 1998; and

WHEREAS, the Company has the right to amend the Plan, and the Company now wishes to amend and restate the Plan to comply with Section 409A of the Code and Treasury Regulations and other guidance promulgated thereunder and to make certain other technical amendments to the Plan;

NOW, THEREFORE, the Plan is amended and restated effective as of January 1, 2008.

ARTICLE I

TITLE AND DEFINITIONS

1.1	Title.

This Plan shall be known as the “Beckman Coulter, Inc. Executive Deferred Compensation Plan.”

1.2	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” or “Accounts” shall mean a Participant’s Cash Deferral Account and/or Stock Unit Account. The Committee may establish such additional accounts or subaccounts as it deems necessary for the proper administration of the Plan.

“Administrator” shall mean the person selected as provided in the Trust Agreement to administer the Plan upon and after a Change in Control Event.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, who have been designated as or who are deemed to be the Participant’s “Beneficiary” or “Beneficiaries” under the 401(k) Plan and who shall receive the benefits specified hereunder in the event of the Participant’s death. Notwithstanding the above, a

Participant may designate or change such designation of his or her Beneficiary or Beneficiaries for purposes of this Plan by filing, on a form provided by the Committee and on such terms and conditions as the Committee may prescribe, a Beneficiary designation. No such Beneficiary designation shall become effective until it is filed with the Committee. Such Beneficiary designation shall thereafter remain in effect with respect to this Plan until a new Beneficiary designation is filed with the Committee pursuant to the terms hereof. In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited or made with the court having jurisdiction over the estate of the minor.

“Board of Directors” or “Board” shall mean the Board of Directors of Beckman Coulter, Inc.

“Bonus” shall mean any annual incentive compensation payable to a Participant in accordance with the Executive or Management Incentive Plans (or their successors) that is in addition to the Participant’s Salary.

“Cash Deferral Account” shall mean the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her Salary and/or Bonus in cash pursuant to Section 3.1. In addition, the Cash Deferral Account of each Participant eligible to receive a Sign-On Credit may be credited with an additional amount in accordance with such Participant’s election under Section 3.2.

“Change in Control Event” shall mean the following for purposes of this Plan and shall be deemed to occur if any of the following events occur:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of Beckman Coulter, Inc. (“Beckman Coulter”), or a trustee or other fiduciary holding securities under an employee benefit plan of Beckman Coulter, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman Coulter representing 15% or more of the combined voting power of Beckman Coulter’s then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the “seller”) owns 15% or more of Beckman Coulter voting securities if such ownership is only a transitory step in a reorganization whereby Beckman Coulter purchases the assets of the seller for Beckman Coulter voting securities and the seller liquidates shortly thereafter;

(ii) individuals who, as of the date hereof, constitute the Board of Beckman Coulter (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Beckman Coulter stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman Coulter, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board of Beckman Coulter;

(iii) the closing of a merger or consolidation of Beckman Coulter with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Beckman Coulter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman Coulter or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Beckman Coulter (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman Coulter’s then outstanding voting securities; or

(iv) the closing of a sale or disposition by Beckman Coulter of all or substantially all of Beckman Coulter’s assets, or the approval by the stockholders of Beckman Coulter of a plan of complete liquidation of Beckman Coulter.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the “person” described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of Beckman Coulter’s then outstanding voting securities solely in connection with a public offering of Beckman Coulter’s securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Organization and Compensation Committee of the Board or its delegate(s) which administers this Plan in accordance with Article VIII.

“Common Stock” shall mean the Common Stock of the Company (or such other publicly traded common stock with respect to which Stock Units are designated after a corporate transaction as set forth in Section 9.3).

“Company” shall mean Beckman Coulter, Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Beckman Coulter, Inc. is a component member. Upon and after a Change in Control Event, Company shall include any successor to Beckman Coulter, Inc. or a substantial portion of its assets.

“Company Matching Units” shall mean the Stock Units credited to a Participant’s Stock Unit Account pursuant to Section 4.2(d).

“Disability” shall mean that the Participant (1) has terminated employment with the Company, and (2) at the date of such termination, is disabled within the meaning of Section 22(e)(3) of the Code. The Participant must furnish proof of disability in such form and manner, and at such times, as the Company may require. A consideration of disability hereunder does not mean or imply that the Participant qualifies for any disability-related benefits under any other plan or program of the Company, and each such other plan or program is or may be governed by separate requirements which differ from those applied herein.

“Distribution Amount” shall mean the amount of a Participant’s Cash Deferral Account and Stock Unit Account (together with earnings and Dividend Equivalents credited pursuant to Sections 4.1(c) and 4.2(f) respectively) associated with a particular Plan Year’s deferral and distribution election.

“Dividend Equivalent” shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock which is equal to the number of Stock Units then credited to a Participant’s Stock Unit Account, which amount shall be allocated as additional Stock Units to such Participant’s Stock Unit Account, as provided in Section 4.2(f).

“Eligible Employee” shall mean an officer or other highly compensated employee of the Company who has been selected by the Committee to participate in this Plan. The Committee shall limit Eligible Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean: (1) If the Common Stock is being valued in connection with a transaction (such as the crediting of amounts to an Account or a distribution) for which the Committee determines there is a corresponding transaction by the Trust, the net price per share of Common Stock purchased or the net proceeds per share of Common Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust. (2) If paragraph (1) does not apply, (a) the closing price of the Common Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Common Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

“401(k) Plan” means the Beckman Coulter, Inc. Savings Plan, as it may be amended from time to time.

“Interest Rate” shall mean, for each Plan Year, the prime rate of interest established by Bank of America, NT&SA in effect as of the July 31 preceding the relevant Plan Year.

“Layoff” shall mean that a Participant has terminated from employment with the Company as a result of a layoff and such termination is classified as such in the Company’s payroll records.

“Participant” shall mean any Eligible Employee who elects to defer a portion of his or her Salary and/or Bonus in accordance with Section 3.1 and who satisfies the participation requirements of Article II.

“Plan” shall mean the Beckman Coulter, Inc. Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time. This Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

“Plan Year” shall mean each 12 consecutive month period beginning on January 1.

“Premium Percentage” shall mean the percentage used for the crediting of Premium Units determined pursuant to Section 4.2(c) of the Plan.

“Premium Units” shall mean the Stock Units credited to a Participant’s Stock Unit Account resulting from the premium associated with the Participant’s deferral of a particular percentage of Bonus and/or Sign-On Credit in the form of Stock Units pursuant to Section 4.2(c) and/or Section 4.2(e), as the case may be.

“Retirement” shall mean the Participant’s Separation from Service on or following the date the Participant has completed (1) five or more years of service, and the Participant’s whole years of age plus whole years of service total 65 or more, or (2) one or more years of service, and the Participant is age 65 or greater. For a Participant who is eligible to participate in the Beckman Coulter, Inc. Pension Plan, the Beckman Coulter, Inc. Retirement Account Plan or the Retirement Plus program under the 401(k) Plan, “years of service” in the preceding sentence shall mean years of service as calculated for vesting purposes in the applicable plan. For a Participant who is not eligible to participate in the Beckman Coulter, Inc. Pension Plan, the Beckman Coulter, Inc. Retirement Account Plan or the Retirement Plus program under the 401(k) Plan, years of service shall mean complete years of service with the Company determined according to the Participant’s anniversary date maintained by the Company; provided that for a Participant whose employment with the Company began as a result of an acquisition by the Company, service is determined using the acquisition date.

“Salary” shall mean the Participant’s “Plan Compensation” (as such term is defined in the 401(k) Plan, but without regard to the limit imposed by Section 401(a)(17) of the Code) prior to any deferrals under this Plan or any other deferred compensation plan of the Company, except for Bonus.

“Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i) For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(ii) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii) For a Participant who provides services to an Employer as both an employee and an independent contractor, a

Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions in this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of this Plan.

For purposes of this definition of “Separation from Service,” the term “Employer” means the Company or subsidiary of the Company that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

“Sign-On Credit” shall mean an amount set forth in the Participant’s offer of employment letter from the Company to be credited to a newly hired Participant’s Accounts(s) as an incentive to the Participant to become an employee of the Company. The Sign-On Credit shall be offered only to Eligible Employees who are classified by the Company as Vice President/Director or above.

“Stock Unit” or “Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Company solely for purposes of this Plan. The Units credited to a Participant’s Stock Unit Account shall be used solely as a device for the determination of the value of the Participant’s Stock Unit Account, to be eventually distributed in Common Stock held by the Trust to such Participant in accordance with this Plan. The value of a Unit will vary on any given date due to market fluctuations in the price of Common Stock. The Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Plan. The number of Units credited shall be subject to adjustment in accordance with Section 9.3.

“Stock Unit Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant who elects to defer his or her Salary and/or Bonus in Stock Units pursuant to Section 3.1. In addition, the Stock Unit Account of each Participant eligible to receive a Company matching contribution with respect to his or her Bonus deferrals and/or a Sign-On Credit may be credited with an additional amount in the form of Stock Units pursuant to Section 4.2(d) and/or Section 4.2(e), respectively.

“Trust” shall mean a grantor trust established and funded by the Company for the purpose of satisfying some or all of the Company’s obligations under the Plan.

“Trust Agreement” shall mean the agreement by and between the Company and the Trustee establishing the Trust.

ARTICLE II

PARTICIPATION

2.1	Participation.

Elective deferrals under the Plan are voluntary. Only Eligible Employees may participate in the Plan. An Eligible Employee shall become a Participant in this Plan by electing to defer a portion of his or her Salary and/or Bonus in accordance with Article III.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Salary and/or Bonus.

(a) Deferral Elections. The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan. Any election filed with the Committee by an Eligible Employee to defer Salary or Bonus under this Article III shall become irrevocable upon the deadline for making such election. An Eligible Employee’s election to participate may be made by electronic means in accordance with rules and procedures established by the Committee.

(b) Annual Election to Defer Salary. An Eligible Employee may elect to defer his or her Salary for any Plan Year after the Plan Year in which he or she first becomes an Eligible Employee by filing an election with the Committee on or before the December 31 that precedes that Plan Year (or such earlier deadline as may be prescribed by the Committee).

(c) Annual Election to Defer Bonus. An Eligible Employee may elect to defer his or her Bonus for any Plan Year after the Plan Year in which he or she first becomes an Eligible Employee by filing an election with the Committee on or before the December 31 that precedes such Plan Year (or such earlier deadline as prescribed by the Committee). Notwithstanding the foregoing sentence, an Eligible Employee may file an election to defer a Bonus for any Plan Year that is “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder no later than the date that is six (6) months before the end of that Plan Year, provided that in no event may an election to defer such performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.

(d) Election for Newly Hired Employee. An individual who becomes an Eligible Employee may elect to participate in the Plan during the Plan Year in which he or she becomes an Eligible Employee by filing with the Committee within thirty (30) days after becoming an Eligible Employee (i) a Salary deferral election, which shall be effective no earlier than the first day of the first payroll period commencing after such election is received by the Committee, and/or (ii) a Bonus deferral election, which shall be effective with respect to a prorated portion of any Bonus paid for services rendered during the Plan Year in which the election is made, such prorated portion to be calculated by multiplying (i) the total Bonus paid for such Plan Year, by (ii) a fraction, the numerator of which is the number of whole months remaining in the Plan Year after the date the election is filed with the Committee, and the denominator of which is 12; provided, however, that such Eligible Employee may elect to defer the entire amount of his or her Bonus for such Plan Year if such Bonus constitutes “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder and such election is made by the deadline for deferrals of performance-based compensation set forth in Section 3.1(c) above.

(e) Method of Deferral. Each participation election shall signify the portion of the Eligible Employee’s Salary and/or Bonus that he or she elects to defer. The Participant also will make a single election for the time and form of payment of each Plan Year’s deferred compensation (Salary and/or Bonus, Premium Units, Company Matching Units and allocable earnings) to be distributed to him or her in accordance with Article VI. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period that ends during such Plan Year. An election to defer Bonuses for a Plan Year shall apply to any Bonus paid with respect to services performed during such Plan Year, even if payment would otherwise be made after the close of such Plan Year, provided that such deferral election is made by the applicable deadline described in the preceding subsections of this Section 3.1. A Participant’s election to defer his or her Salary and/or Bonus under the Plan shall specify whether such amount is to be deferred in 1% increments in the form of (1) cash, in accordance with Section 4.1, and/or (2) Stock Units, in accordance with Section 4.2.

(f) Amount of Deferrals. The amount of Salary and/or Bonus which an Eligible Employee may elect to defer is as follows:

(i) Any percentage of Salary (in 1% increments) from 10% up to 70%; and

(ii) Any percentage of Bonus (in 1% increments) from 5% up to 80%.

provided, however, that no election shall be effective to reduce the Salary and/or Bonus payable to an Eligible Employee for a calendar year to an amount which is less than the amount that the Company is required to withhold from such Eligible Employee’s Salary and/or Bonus for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), and other tax withholdings.

(g) Duration of Deferral Election. Any deferral election made under paragraphs (b), (c) or (d) of this Section 3.1 shall remain in effect and, except as provided in Section 3.1(h), be irrevocable, notwithstanding any change in the Participant’s Salary or Bonus, for the entire Plan Year for which it is effective.

(h) Emergency Cessation of Deferrals. Notwithstanding anything contained herein to the contrary, a Participant may discontinue his or her Salary and Bonus deferrals under the Plan at any time due to an unforeseeable emergency or hardship distribution pursuant to Treasury Regulation 1.401(k)-1(d)(3), provided that the Participant also ceases at the same time to make any before-tax deferrals, after-tax contributions, and if applicable, catch-up contributions under the 401(k) Plan and the Beckman Coulter, Inc. Executive Restoration Plan. Such discontinuance of deferrals, after-tax contributions and catch-up contributions will remain in effect for the remainder of the current Plan Year and the following Plan Year.

3.2	Sign-On Credit Elections.

An Eligible Employee whose employment with the Company commences on or after July 1, 2000 and who is notified in an offer of employment letter of his or her eligibility to receive a Sign-On Credit under the Plan, shall make a single election with respect to the time and form of payment of his or her Sign-On Credit to be distributed to him or her as set forth in Section 6.1 below. In addition, such election shall specify whether the Eligible Employee’s Sign-On Credit is to be deferred in 1% increments in the form of (i) cash, in accordance with Section 4.1 and/or (ii) Stock Units, in accordance with Section 4.2(e). Any election made under this Section 3.2 shall be irrevocable and shall be made in accordance with Section 3.1(d) (and any other provisions of Section 3.1 applicable to deferral elections by new Eligible Employees) and any other rules prescribed by the Committee. Such an Eligible Employee shall become a Participant as of the date the Sign-On Credit is credited under the Plan.

ARTICLE IV

ACCOUNTS

4.1	Cash Deferral Account.

The Committee shall establish and maintain a Cash Deferral Account for each Participant under the Plan. A Participant’s Cash Deferral Account shall be credited as follows:

(a) Initial Crediting of Salary to Cash Deferral Account. As soon as administratively practical after submission of each pay period report, the Plan’s recordkeeper shall credit the Participant’s Cash Deferral Account with an amount equal to the portion of Salary deferred by the Participant during that pay period in accordance with the Participant’s election under Section 3.1(e), that is, the portion of the Participant’s Salary that the Participant has elected to be deferred under his or her Cash Deferral Account.

(b) Initial Crediting of Bonus to Cash Deferral Account. As soon as administratively practical after any Bonus a Participant has elected to defer under Section 3.1(e) would otherwise be paid (but for such deferral election), the Plan’s recordkeeper shall credit the Participant’s Cash Deferral Account with an amount equal to the portion of the Bonus that the Participant has elected to be deferred under his or her Cash Deferral Account.

(c) Crediting of Earnings. Interest is accrued daily at the applicable Interest Rate based on the daily Account balance and credited monthly to the Participant’s Cash Deferral Account. For purposes of crediting earnings to such Account, the Interest Rate used may fluctuate from Plan Year to Plan Year and the Interest Rate in effect in a particular Plan Year shall apply to the Participant’s entire Account balance without regard to the Plan Year in which any portion of the Account balance was deferred.

(d) Crediting of Sign-On Credit to Cash Deferral Account. On or as soon as administratively practical following the last day of the initial pay period in which a Participant’s employment with the Company commences (or, if later, the date or dates set forth in the Participant’s offer of employment letter), the Committee shall credit the Participant’s Cash Deferral Account with an amount equal to the portion of the Sign-On Credit (if any) that the Participant has elected to be deferred under his or her Cash Deferral Account pursuant to Section 3.2.

4.2	Stock Unit Account; Dividend Equivalents.

(a) Stock Unit Account. The Committee shall establish and maintain a Stock Unit Account for each Participant under the Plan. A Participant’s Stock Unit Account shall be credited with the portion of his or her Salary and/or Bonus he or she has elected pursuant to Section 3.1 to defer in the form of Stock Units.

(b) Crediting of Salary to Stock Unit Account. As soon as administratively practical after submission of each pay period report, the Plan’s recordkeeper shall credit the Participant’s Stock Unit Account with a number of Units determined by dividing the applicable portion of the Participant’s deferred Salary by the Fair Market Value of a share of Common Stock.

(c) Crediting of Bonus to Stock Unit Account. As soon as administratively practical after any Bonus a Participant has elected to defer under Section 3.1(c) would otherwise be paid (but for such deferral election), the Plan’s recordkeeper shall credit the Participant’s Stock Unit Account with a number of Units which is equal to the amount of the Participant’s Bonus deferred in Stock Units, divided by the Fair Market Value of a share of Common Stock. Such Account shall also be credited with the number of Premium Units which is equal to the product of the number of Stock Units determined in the preceding sentence, multiplied by the applicable Premium Percentage determined under the following table with respect to the percentage of Bonus that the Participant has elected to defer in the form of Stock Units for that Plan Year:

Percentage of Bonus deferred in the form of Stock Units	Premium Percentage
0 to 34%	0%
35% to 49%	15%
50% to 69%	20%
70% to 80%	30%

(d) Crediting of Company Matching Contributions to Stock Unit Account. On or as soon as administratively practical following the date on which any Bonus a Participant has elected to defer pursuant to Section 3.1(c) is credited to the Participant’s Account (regardless of whether such Bonus is credited to the Participant’s Cash Deferral Account or Stock Unit Account), the Participant’s Stock Unit Account shall be credited with a number of Units equal to the amount obtained by dividing (i) by (ii), where (i) is the additional amount that the Company would have contributed to the Participant’s Company Matching Account under the 401(k) Plan with respect to such Bonus deferral if such Bonus deferral had been made under the 401(k) Plan and the limitations on elective deferrals to the 401(k) Plan imposed by applicable tax law did not apply, and (ii) is the Fair Market Value of a share of Common Stock.

(e) Crediting of Sign-On Credit to Stock Unit Account. On or as soon as administratively practical following the last day of the initial pay period in which a Participant’s employment with the Company commences (or, if later, the date or dates set forth in the Participant’s offer of employment letter), a Participant’s Stock Unit Account shall be credited with a number of Units equal to the sum of (i) and (ii), where (i) is the number of Stock Units which is equal to the applicable portion of the Participant’s Sign-On Credit divided by the Fair Market Value of a share of Common Stock, and (ii) is the number of Premium Units which is equal to the product of the number of Stock Units determined in (i) above, multiplied by the applicable percentage (not to exceed thirty percent) determined in accordance with the table set forth in the Participant’s offer letter with respect to the percentage of Sign-On Credit that the Participant has elected to defer in the form of Stock Units.

(f) Dividend Equivalents. As soon as administratively practical following any date on which dividends are paid on Common Stock, a Participant’s Stock Unit Account shall be credited with additional Units in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid on that number of shares which is equal to the aggregate Stock Units in the Participant’s Stock Unit Account as of the record date established for the dividend payment, divided by the Fair Market Value of a share of Common Stock.

(g) Crediting of Earnings. In the event that benefits cease to be denominated in Stock Units (as determined under Section 9.3), interest will be accrued daily at the applicable Interest Rate based on the daily Stock Unit Account balance and credited monthly to the Participant’s Stock Unit Account. For purposes of crediting earnings to such Account, the Interest Rate used may fluctuate from Plan Year to Plan Year and the Interest Rate in effect in a particular Plan Year shall apply to the Participant’s entire Stock Unit Account balance without regard to the Plan Year in which any portion of the Stock Unit Account balance was deferred.

(h) Construction. For purposes of Section 4.1 and this Section 4.2, a payment shall be considered to have been made “as soon as administratively practical after” a particular date only if it is made within ninety (90) days after that date.

ARTICLE V

VESTING

5.1	Vesting.

(a) Cash Deferral Account. A Participant’s Cash Deferral Account shall be 100% vested at all times.

(b) Stock Unit Account. The interest of each Participant in the Units credited to his or her Stock Unit Account shall be 100% vested; provided, however, that (i) Units representing Premium Units shall not vest until two years after the November 30 of the Plan Year in which such Units are credited, and (ii) Units representing Company Matching Units shall vest at the same time and to the same extent (as a percentage of the relevant account) as Company Matching Contributions credited to the Participant’s account under the 401(k) Plan. Stock Units attributable to Dividend Equivalents shall be vested to the same extent as the underlying Units to which they relate. In the event that a Participant’s employment with the Company terminates for reasons other than death, Retirement, Disability or Layoff prior to the date any Units representing Premium Units and Company Matching Units (including Units representing Dividend Equivalents thereon) have become vested, the Participant shall forfeit the number of Units credited to his or her Stock Unit Account representing such non-vested Premium Units and Company Matching Units (including Units representing Dividend Equivalents thereon). In the event that a Participant’s employment with the Company terminates by reason of death, Retirement, Disability or Layoff, the Participant’s Premium Units and Company Matching Units (including any Dividend Equivalents thereon), to the extent not then vested, shall be fully vested as of the date of such termination of employment. Notwithstanding the foregoing, upon the occurrence of a Change in Control Event, each Participant’s Premium Units and Company Matching Units (including any Dividend Equivalents thereon), to the extent not then vested, shall be fully vested as of the date of such Change in Control Event.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Accounts.

This Section 6.1 reflects the rules governing distribution elections made under this Plan as of January 1, 2005. For distribution elections made prior to that date, see the applicable provisions of this Plan in effect as of the date such election was made. Prior to January 1, 2008, Participants were also permitted from time to time to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code (other than with respect to distributions of “Grandfathered Benefits” covered by Appendix A hereto).

(a) Time and Form of Distribution. At the time of making a deferral election for a Plan Year under Article III, a Participant shall elect to receive the related Distribution Amount for such Plan Year in accordance with the following options:

(i) Single Lump Sum on Termination. A lump sum payable as soon as administratively practical following the date that is six (6) months after the Participant’s Separation from Service for any reason.

(ii) 50/50 Lump Sum on Termination. A lump sum payment of an amount equal to 50% of the balance of the Participant’s Distribution Amount payable as soon as administratively practical following the date that is six (6) months after the Participant’s Separation from Service for any reason, with the remaining balance of the Participant’s Distribution Amount distributed in a lump sum payable as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant’s Distribution Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant’s Accounts.

(iii) Single Lump Sum - Date Certain. A lump sum payable on or as soon as administratively practical following a date specified by the Participant at the time of making such deferral election (such date to be the last day of a calendar month and at least two years after the date of such deferral election). If a Participant incurs a Separation from Service for any reason prior to such specified date, the Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section 6.1(a)(i).

(iv) 50/50 Lump Sum - Date Certain. A lump sum payment of an amount equal to 50% of the balance of the Participant’s Distribution Amount payable on or as soon as administratively practical following a date specified by the Participant at the time of making such deferral election (such date to be the last day of a calendar month and at least two years after the date of such deferral election), with the remaining balance distributed in a lump sum payable on or as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant’s Distribution Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant’s Accounts. If a Participant incurs a Separation from Service for any reason prior to such specified date, the Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section 6.1(a)(i). If a Participant incurs a Separation from Service for any reason after the specified date but before one or both payments payable under this Section 6(a)(iv) have been made, such payment or payments shall be made in accordance with this Section 6(a)(iv) without regard to such Separation from Service.

(v) Installments. Subject to the requirements described in this Section 6.1(a)(v), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the date that is six (6) months after the Participant’s Separation from Service. The amount of the first annual payment shall be determined by dividing the Distribution Amount by the appropriate number of years in the installment period. Each subsequent payment shall be determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the date that is six (6) months after the Participant’s Separation from Service and which occurs during the installment period (with the first such subsequent annual installment to be paid during the January that follows the date that is six (6) months after the Participant’s Separation from Service without regard to when the first annual payment described in the preceding sentence is actually paid). Until the date the remaining balance is valued for purposes of paying the final installment, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant’s Accounts in the manner described in Sections 4.1(c), 4.2(f) and 6.1(b). Notwithstanding anything else contained herein to the contrary, if the total value of the Participant’s Distribution Amounts which are to be distributed pursuant to this Section 6.1(a)(v) is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code as of the date of his or her Separation from Service (including, without limitation, the Beckman Coulter, Inc. Executive Restoration Plan and all other agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated together with this Plan as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation 1.409A-1(c)(2)), the Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section 6.1(a)(i).

(b) Manner of Distribution. The amount to be paid to the Participant shall be the vested portion of the Participant’s Accounts. The form of payment of any distribution required pursuant to this Plan (including, for this purpose, any distribution in respect of a withdrawal pursuant to Section 6.3) shall be determined as follows:

(i) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a Participant’s Accounts shall, subject to following provisions of this clause (ii), be distributed in an equal number of shares of Common Stock. Shares of Common Stock that are delivered in payment of Premium Units (including Dividend Equivalent Stock Units) that are credited in respect of a Bonus and/or Sign-On Credit on or after April 1, 2004 shall be charged against the applicable share limits of a Company equity compensation plan. To the extent that an insufficient number of shares of Common Stock remain available under any such plan to cover a payment of such Stock Units in the form of Common Stock, the Stock Units that exceed the number of shares of Common Stock then available within the applicable share limits of such plan shall be settled in cash. In addition, any fractional Stock Unit interest shall be settled in cash. The settlement amount of any Stock Unit to be settled in cash shall equal the Fair Market Value of a share of Common Stock determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to such distribution.

(c) Distribution Election Changes. Participants shall be allowed to change their distribution elections for a particular Plan Year by filing a new distribution election form; provided (1) that such a change election must be filed with the Committee at least one year prior to the date on which the distribution would have otherwise been made (or, in the case of installment payments, would have otherwise commenced) but for such change election, (2) that such a change election will not be effective until at least one year after the date on which the election is made, (3) that, except in the case of distributions on account of death, Unforeseeable Emergency or a termination of the Plan pursuant to Section 9.6, such a change election shall defer the distribution date (or distribution commencement date) to a date that is not less than five years from the date such distribution would otherwise have been made (or commenced), and (4) that such a change election must be made on a form and in a manner prescribed by the Committee.

6.2	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1 the entire amount allocated to the Participant’s Accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form of payment) to a Participant or Beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or Beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of Dividend Equivalents, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

6.3	Unforeseeable Emergencies.

(a) General. A Participant (or former Participant or Beneficiary) may request a distribution from the vested portion of his or her Account for an Unforeseeable Emergency without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s (or Beneficiary’s) assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan. The Committee may require that the Participant (or Beneficiary) provide a written representation that any such distribution satisfies the requirements set forth in this Section 6.3(a).

(b) Definition of Unforeseeable Emergency. An “Unforeseeable Emergency” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and in all events must constitute an “unforeseeable emergency” within the meaning of Section 409A. The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

(c) Withdrawal Election Form. For distributions under this Section 6.3, the Participant shall designate on a withdrawal form provided by the Company the Accounts, the Plan Year of the contribution, and the contribution source (e.g., Participant, Company or both) from which the distribution is to be made. Such distribution will be made as soon as administratively practical following the Participant’s submission of a completed withdrawal form. Distributions under this Section 6.3 do not result in suspension from participation in the Plan.

(i) The portion of the withdrawal not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the portion of the withdrawal attributable to the Stock Units credited to a Participant’s Accounts shall be distributed in shares of Common Stock. The Fair Market Value of any fractional Stock Units shall be distributed in cash; such Fair Market Value shall be determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to the shares of Common Stock distributed.

6.4	Distributions on Death.

In the event of the death of a Participant prior to the commencement of payment of benefits hereunder, the Participant’s Accounts shall be paid to the Participant’s Beneficiary as a Single Lump Sum on Termination in accordance with Section 6.1 (a)(i) as soon as administratively practical following the date of death. Furthermore, in the event of the death of a Participant who has commenced to receive a distribution of benefits in the form of annual installments under Section 6.1(a)(v), the remaining vested balances in his or her Accounts shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as administratively practical following the date of death.

6.5	Construction

For purposes of this Article VI, a payment shall be considered to have been made “as soon as administratively practical after” a particular date only if it is made within ninety (90) days after that date.

ARTICLE VII

CLAIMS PROCEDURE AND ARBITRATION

7.1	Claims Procedure and Arbitration.

(a) The Committee (or, upon and after a Change in Control Event, the Administrator) shall establish a reasonable claims procedure consistent with the requirements of ERISA. In the event of a claim for payment under this Plan or any dispute regarding the interpretation of this Plan, the Participant, or following the Participant’s death, his or her Beneficiary (collectively referred to in this section as “Claimant”) shall be required to submit such matter for review in accordance with the claims procedure established by the Committee (or Administrator).

(b) If a Claimant has exhausted the claims procedure referred to in subsection (a) and he or she is dissatisfied with the outcome, the Claimant may, if he or she desires, submit any claim for payment under this Plan or any dispute regarding the interpretation of this Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his or her discretion. The “right to select arbitration” does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by the Company or any other fiduciary of this Plan prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant’s dispute has been brought by a person other than the Claimant, the Company, and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

(c) Any claim for arbitration may be submitted as follows: if the Claimant disagrees with an interpretation of this Plan by the Company or any fiduciary of this Plan, or disagrees with the calculation of his or her benefit under this Plan, such claim may be filed in writing with an arbitrator of the Claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company. Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the state of California or (ii) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator of the dispute in question. If the Company fails to select an arbitrator in a timely manner, the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

(d) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and the Company. Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award. The arbitrator shall apply the same procedure referred to in Section 7.1(a) as would be applied by a court of proper jurisdiction. Accordingly, prior to a Change in Control Event, the arbitrator shall not apply a de novo standard of review in reviewing the decision rendered through the claims procedure but rather shall apply an arbitrary and capricious standard of review, and upon and after a Change in Control Event, the arbitrator shall apply a de novo standard of review.

(e) The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits (which may be paid from the Trust), in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay or deliver (or the trustee of the Trust shall pay or deliver) to the Claimant immediately the amount that the arbitrator orders to be paid or delivered in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

(f) This subsection (f) shall apply only after the occurrence of a Change in Control Event. If the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and the Company shall pay to the Claimant in accordance with such order, an amount equal to the Claimant’s expenses in pursuing the claim, including attorneys’ fees. Such payment shall not be made from the Trust.

ARTICLE VIII

ADMINISTRATION

8.1	Committee.

(a) The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

(b) Upon and after a Change in Control Event, the Committee shall cease to have authority concerning the administration of this Plan and such authority shall be assumed by the Administrator.

8.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman of the Committee (the “Chairman”) or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3	Powers and Duties of the Committee or Administrator.

Subject to Section 8.4, the Committee or Administrator (as applicable), on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) Prior to a Change in Control Event, to construe and interpret the terms and provisions of the Plan, provided that upon and after a Change in Control Event, the Administrator’s interpretation or construction (and any previous interpretation or construction of the Committee) shall be reviewed on a de novo basis.

(b) To compute and certify to the amount and kind of benefits payable or deliverable to Participants and their Beneficiaries;

(c) To maintain all records that may be necessary for the administration of this Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

(f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

(g) To direct the Trustee concerning the performance of various duties and responsibilities under the trust including exercising all voting rights connected with the stock, including voting rights in the event of a tender or exchange offer with respect to the Company or in the event of a contested election with respect to the Board of Directors.

8.4	Interpretation of Plan.

Prior to the occurrence of a Change in Control Event, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan. Notwithstanding the foregoing, following the occurrence of a Change in Control Event, the Administrator, rather than the Committee, shall construe and interpret the Plan, no deference shall be given to the Administrator’s construction or interpretation (or the Committee’s prior interpretation or construction) of the Plan and any such construction or interpretation shall be reviewed under a de novo standard of review.

In making any determination or in taking or not taking any action under this Plan, the Committee, the Administrator or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

8.5	Plan Construction.

It is the intent of the Company that transactions in and affecting securities issued hereunder in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict.

8.6	Information.

To enable the Committee or Administrator to perform its functions, the Company shall, upon request of the Committee or Administrator, supply full and timely information to the Committee or Administrator on all matters relating to the Salary and/or Bonus of all Participants, their death, or other cause of termination, and such other pertinent facts as the Committee or Administrator may require.

8.7	Compensation, Expenses and Indemnity.

(a) The Committee or Administrator is authorized at the expense of the Company to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

(b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Administrator, the Board of Directors and any delegate of the Committee or Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

(c) When the Committee becomes aware that a Change in Control Event is expected to occur, and prior to such Change in Control Event, an amount estimated by the Committee equal to the costs of administrating the Plan for two years after the Change in Control Event shall be irrevocably deposited by the Company in the Trust. Such amount may be used to pay the expenses of administering the Plan, and if such amount is exhausted, the Company shall resume payment of the expenses.

ARTICLE IX

MISCELLANEOUS

9.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than a grantor trust within the meaning of Section 671, et. seq. of the Code), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2	No Employment Contract.

Nothing contained in this Plan (or in any other documents related to this Plan) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause.

9.3	Adjustments in Case of Changes in Common Stock.

If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in respect of Units and Accounts credited under this Plan so as to preserve the benefits intended. To the extent the consideration paid to holders of Common Stock is readily tradable common stock of another company, then the common stock of such other company shall be considered Common Stock hereunder. To the extent the consideration paid to holders of Common Stock is other than readily tradable common stock of another company, then the fair market value of such consideration shall be credited to the Participants’ respective Accounts, and shall thereafter be credited with earnings and shall be distributed according to the provisions of this Plan.

9.4	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.5	Withholding.

The Company shall satisfy any state or federal income or other tax withholding obligation arising upon distribution of a Participant’s Accounts. The Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder, and shares of Common Stock held for the benefit of the Participant in the Trust may be sold to raise cash to satisfy any withholding requirement.

9.6	Amendment, Modification, Suspension or Termination.

The Committee may amend or modify this Plan in whole or in part, except that (i) no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to Participants’ Accounts, (ii) Sections 4.1(c) and 4.2(f) may not be amended, modified or suspended so as to, with respect to any amounts credited to the Accounts as of the date of such amendment, reduce the amount of earnings or Dividend Equivalents to be credited to Participants’ Accounts in accordance with Sections 4.1 (c) and 4.2(f), respectively, and (iii) Section 7.1 may not be amended with respect to any Participant or Beneficiary following the date the Participant or Beneficiary makes a claim for benefits under this Plan. The Committee may terminate and liquidate this Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as this Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under this Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination. The Committee may, in its discretion, accelerate the vesting of any or all Participants’ Accounts under this Plan in connection with any such Plan termination and liquidation.

9.7	Governing Law.

Except to the extent preempted by ERISA or other applicable federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.8	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment or delivery, to execute a receipt and release to such effect.

9.9	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment or delivery made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.10	Headings, etc. Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.11	Section 409A.

To the extent that this Plan is subject to Section 409A of the Code, this Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s Account balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her Account balance required to be included in income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid vested Account balance.

This restated Plan is hereby adopted by Beckman Coulter, Inc. effective as of January 1, 2008.

BECKMAN COULTER, INC.

By:	/s/ James Robert Hurley
James Robert Hurley

Its:	Vice President, Human Resources
Date:	November 13, 2007

APPENDIX A

DISTRIBUTIONS OF PRE-2005 DEFERRALS

Notwithstanding any other provision of the Plan, the provisions of this Appendix A shall apply to distributions from the Plan with respect to any deferrals of compensation made under the Plan prior to January 1, 2005 and any Premium Units that had vested as of December 31, 2004 (in each case, including any related earnings thereon) (“Grandfathered Benefits”). Capitalized terms used in this Appendix A and not otherwise defined herein shall have the meanings set forth in Section 1.2.

A.1	Distribution of Accounts.

(a) Time and Form of Distribution. A Participant shall elect to receive a distribution of the amount of his or her Grandfathered Benefits (a “Grandfathered Distribution Amount”) in accordance with the following options:

(i) Single Lump Sum on Termination. A lump sum payable as soon as administratively practical following the Participant’s termination from employment for any reason.

(ii) 50/50 Lump Sum on Termination. A lump sum of an amount equal to 50% of the balance of the Participant’s Grandfathered Distribution Amount payable as soon as administratively practical following the Participant’s termination of employment for any reason, with the remaining balance of the Participant’s Grandfathered Distribution Amount distributed in a lump sum payable as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant’s Grandfathered Distribution Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balance of the Grandfathered Distribution Amount in the Participant’s Accounts.

(iii) Single Lump Sum - Date Certain. A lump sum payable on or as soon as administratively practical following some specified date (which is the last day of a month and which is at least two years after the date of the Participant’s deferral election). If a Participant’s employment terminates for any reason prior to such specified date, the Grandfathered Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section A.1(a)(i).

(iv) 50/50 Lump Sum - Date Certain. A lump sum of an amount equal to 50% of the balance of the Participant’s Grandfathered Distribution Amount payable on or as soon as administratively practical following some specified date (which is the last day of a month and which is at least two years after the date of the Participant’s deferral election), with the remaining balance distributed in a lump sum payable in January of the year which follows the calendar year during

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which the initial 50% of the Participant’s Grandfathered Distribution Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balance of the Grandfathered Distribution Amount in the Participant’s Accounts. If a Participant terminates employment prior to such specified date, the Grandfathered Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section A.1(a)(i).

(v) Installments. Subject to the requirements described in this Section A.1(a)(v), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the Participant’s Retirement. The amount of the first annual payment shall be determined by dividing the Grandfathered Distribution Amount by the appropriate number of years in the installment period. Each subsequent payment is determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the Participant’s Retirement and which occurs during the installment period. Until the date the remaining balance is valued for purposes of paying the final installment, earnings and Dividend Equivalents shall continue to be credited to the undistributed balance of the Grandfathered Distribution Amount in the Participant’s Accounts in the manner described in Sections 4.1(c), 4.2(f) and A.1(b). Notwithstanding anything else contained herein to the contrary, the distribution option described in this Section A.1(a)(v) shall only be available to a Participant if the total value of his or her aggregate vested Distribution Amounts (including Grandfathered Distribution Amounts) which are to be distributed pursuant to Section 6.1(a)(v) and this Section A.1(a)(v) is at least $100,000 as of the date of his or her Retirement. In the event that a Participant has elected an installment form of distribution and the value of his or her aggregate vested Distribution Amounts which are to be distributed in the form of installments is less than $100,000 as of his or her Retirement date, or the Participant is not eligible for Retirement, the Grandfathered Distribution Amount shall be paid as a 50/50 Lump Sum on Termination in accordance with Section A.1(a)(ii).

(b) Manner of Distribution. The amount to be paid to the Participant shall be the vested portion of the Participant’s Accounts. The form of payment of any distribution required pursuant to this Plan (including, for this purpose, any distribution in respect of a withdrawal pursuant to Section A.3) shall be determined as follows:

(i) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a Participant’s Accounts shall, subject to following provisions of this clause (ii), be distributed in an equal number of shares of Common Stock. Shares of Common Stock that are delivered in payment of

Premium Units (including Dividend Equivalent Stock Units) that are credited in respect of a Bonus and/or Sign-On Credit on or after April 1, 2004 shall be charged against the applicable share limits of a Company equity compensation plan. To the extent that an insufficient number of shares of Common Stock remain available under any such plan to cover a payment of such Stock Units in the form of Common Stock, the Stock Units that exceed the number of shares of Common Stock then available within the applicable share limits of such plan shall be settled in cash. In addition, any fractional Stock Unit interest shall be settled in cash. The settlement amount of any Stock Unit to be settled in cash shall equal the Fair Market Value of a share of Common Stock determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to such distribution.

(c) Distribution Elections. For deferrals prior to January 1, 2003, Participants made separate distribution elections for the portion of their Accounts attributable to each year of participation under the Plan (“Pre-2003 Class-Year Election”), and distributions prior to January 1, 2003 were made according to the Pre-2003 Class-Year Elections. Effective for distributions after January 1, 2003, distribution of a Participant’s Grandfathered Distribution Amount under this Section A.1 shall be made as follows:

(i) Class-year elections remain valid with respect to the Single Lump Sum-Date Certain option set forth in Section A.1(a)(iii) and the 50/50 Lump Sum-Date Certain option set forth in Section A.1(a)(iv). Thus, Pre-2003 Class Year Elections specifying these forms of benefit will continue to be honored. After 2002, Participants may continue to elect these forms of benefit on a class-year basis, and elections concerning these forms of benefit may be changed as specified in clause (iii) of this subsection (c).

(ii) No form of distribution other than those specified in clause (i) of this subsection (c) may be elected on a class-year basis and any other class-year election shall be disregarded. Thus, Pre-2003 Class Year Elections are not valid after January 1, 2003 with respect to the Single Lump Sum on Termination option set forth in Section A.1(a)(i), the 50/50 Lump Sum on Termination option set forth in Section A.1(a)(ii), and the Installments option set forth in Section A.1(a)(v). The portion of the Participant’s Accounts not subject to class-year elections that are valid under clause (i) of this subsection (c) shall be distributed according to the Participant’s “Global Election,” as follows:

(1) The first distribution election form received by the Committee for a Participant with respect to the 2003 Plan Year (or if later, the first Plan Year the Participant is a Participant) shall be the Participant’s initial Global Election.

(2) A Participant may change his or her Global Election as set forth in clause (iii) of this subsection (c).

(iii) Participants shall be allowed to change their distribution elections by filing a new distribution election form as follows:

(1) A Global Election may be replaced with a new Global Election if the new Global Election is made at least one year prior to the earlier of (x) the date benefit payments would otherwise have commenced under the Participant’s immediately preceding valid Global Election, or (y) the date benefit payments would commence under the new Global Election. Furthermore, if the new Global Election changes the date of distribution under the Single Lump Sum-Date Certain option set forth in Section A.1(a)(iii) or the 50/50 Lump Sum-Date Certain option set forth in Section A.1(a)(iv), the new date of distribution must be at least two years from the date of the original election of such option(s). Subject to the foregoing rules concerning the validity of a new Global Election, a Participant may make a Global Election applicable to amounts that had been subject to a class-year election, but if an amount is ever subject to a Global Election, the Participant may not subsequently make such amount subject to a class-year election.

(2) A Participant may replace an existing class-year election with respect to the Single Lump Sum-Date Certain option set forth in Section A.1(a)(iii) or the 50/50 Lump Sum-Date Certain option set forth in Section A.1(a)(iv) with a new class-year distribution election with respect to such options if the new class-year election is made at least one year prior to the earlier of (x) the date benefit payments would otherwise have commenced under the Participant’s immediately preceding valid class-year election with respect to such distribution, or (y) the date benefit payments would commence under the new class-year election. Furthermore, the new date of distribution must be at least two years from the date of the original election of such option(s). Subject to the rules set forth in paragraph (1) of this clause (iii) concerning the validity of a new Global Election, a Participant may make a Global Election applicable to amounts that had been subject to a class-year election, but if an amount has ever been subject to a Global Election, the Participant may not subsequently make such amount subject to a class-year election.

(3) Distribution election forms that are not valid under paragraphs (1) and (2) of this clause (iii) shall be void and shall be disregarded.

A.2	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section A.1 the entire amount allocated to the Participant’s Accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form or payment) to a Participant or Beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or Beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company.

If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of Dividend Equivalents, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

A.3	Early and Hardship Distributions.

Notwithstanding anything in this Appendix A, the Plan shall permit an in-service early or hardship distribution of Grandfathered Benefits as follows:

(a) Early Distribution. At any time, a Participant, at his or her sole discretion, may withdraw up to 100% of the vested balance of his or her Grandfathered Benefits subject to a 10% penalty of the amount withdrawn. The 10% penalty shall be permanently and irrevocably forfeited. The Company shall thereafter have no obligation to pay the forfeited amount.

(b) Hardship Distribution. A Participant may receive a hardship distribution, from the vested portion of his or her Grandfathered Benefits, subject to the approval of the Committee, if the Participant has a financial hardship. A financial hardship exists if the Participant demonstrates to the satisfaction of the Committee that he or she has suffered (i) a severe financial hardship which is unforeseeable or (ii) a financial hardship as defined in the 401(k) Plan, and that he or she does not have other assets (excluding those assets which might be available from the 401(k) Plan, Beckman Coulter, Inc. Employees’ Stock Purchase Plan and Beckman Coulter, Inc. Executive Restoration Plan) sufficient to satisfy the financial need created by the hardship. The determination of whether a Participant has suffered a hardship shall be made by the Committee in its sole discretion. A hardship distribution, if made, shall be in an amount no greater than the amount needed to satisfy the hardship (including amounts required to satisfy applicable Federal and state income tax withholding), as determined by the Committee.

(c) Withdrawal Election Form. For distributions under this Section A.3, the Participant shall designate on a withdrawal form provided by the Company the Accounts, the Plan Year of the contribution, and the contribution source (e.g., Participant, Company or both) from which the distribution is to be made. Such distribution will be made as soon as administratively practical following the Participant’s submission of a completed withdrawal form. Distributions under this Section A.3 do not result in suspension from participation in the Plan.

(i) The portion of the withdrawal not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the portion of the withdrawal attributable to the Stock Units credited to a Participant’s Accounts shall be distributed in shares of Common Stock. The Fair Market Value of any fractional Stock Units shall be distributed in cash; such Fair Market value shall be determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to the shares of Common Stock distributed.

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A.4	Distributions on Death.

In the event of the death of a Participant prior to the commencement of payment of benefits hereunder, the Participant’s Grandfathered Benefits shall be paid to the Participant’s Beneficiary as a Single Lump Sum on Termination in accordance with Section A.1(a)(i) as soon as administratively practical following the date of death. Furthermore, in the event of the death of a Participant who has commenced to receive a distribution of benefits in the form of annual installments under Section A.1(a)(v), the remaining vested balance of his or her Grandfathered Benefits shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as administratively practical following the date of death.

A.5	Change Of Trust Status.

Notwithstanding anything contained in this Plan to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service (“IRS”) not to be a “grantor trust” with the result that the income of the Trust is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, or if a tax is finally determined by the IRS to be payable by one or more Participants or Beneficiaries with respect to any interest in the Plans or the Trust prior to payment of such interest to any such Participant or Beneficiary, the Committee shall immediately determine the share of the Trust represented by the Participant’s Grandfathered Benefits in accordance with this Plan and such other Plans with respect to which assets are held in the Trust (together with this Plan, the “Nonqualified Plans”), and the Trustee shall immediately distribute such share in a lump sum to each Participant or Beneficiary entitled thereto, regardless of whether such Participant’s employment has terminated and regardless of form and time of payments specified in or pursuant to the Plan in such amounts and in the manner instructed by the Committee. If the value of the Trust is less than the benefit obligations under the Nonqualified Plans, the foregoing described distributions will be limited to a Participant’s share of the Trust, determined by allocating assets to the Participant based on the ratio of the Participant’s benefit obligations under the Nonqualified Plans to the total benefit obligations under the Nonqualified Plans.

A.6	Distributions of Units on Certain Events.

In the event that a Participant’s employment with the Company terminates by reason of death, Retirement, Disability or layoff, the Participant’s Grandfathered Benefits in his or her Stock Units Account shall be fully vested and distributed to the Participant (or, in the event of his or her death, Beneficiary).

A.7	Plan Termination.

In the event that the Plan is terminated, the Participant’s Grandfathered Benefits shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within ninety (90) days following the date of Plan termination.

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